Securities and Exchange Commission
                              Washington, DC 20549





                                 FORM 8-K

                              Current Report





    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





     Date of Report (Date of earliest event reported) - March 29, 1996




                        Minnesota Power & Light Company

                           A Minnesota Corporation
                         Commission File No. 1-3548
                 IRS Employer Identification No. 41-0418150
                           30 West Superior Street
                           Duluth, Minnesota 55802
                         Telephone - (218) 722-2641

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Item 5.  Other Events.

A.       Sale of Heater of Seabrook's Water Assets

         On March 29, 1996 Heater of Seabrook, Inc. (Heater of Seabrook), a wholly owned indirect subsidiary of Minnesota Power & Light Company (Minnesota Power or Company), providing water and wastewater utility services in South Carolina, executed a definitive agreement providing for the sale of Heater of Seabrook's water and wastewater utility assets to the Town of Seabrook Island, South Carolina for $5.9 million. The sale resulted in an approximate $1.1 million pre-tax gain for the quarter ended March 31, 1996.


B.       ADESA Corporation Purchases Wisconsin Location

         On March 29, 1996 ADESA Corporation, an 83 percent owned subsidiary of Minnesota Power, announced the acquisition of the assets of Interstate Auto Auction, Inc., located in Portage, Wisconsin, for $3.7 million.


C.       Minnesota Power Subsidiary Purchases Palm Coast Florida Properties

         On April 4, 1996 Palm Coast Holdings, Inc., a wholly owned subsidiary of Lehigh Acquisition Corporation, an 80 percent owned subsidiary of Minnesota Power, acquired northeast Florida coastal real estate assets (Palm Coast) from ITT Community Development Corp. and other affiliates of ITT Industries, Inc.
(ITT). These assets include developed residential lots, a real estate contract receivables portfolio and approximately 13,000 acres of commercial and other land. Palm Coast is a planned community located between St. Augustine and Daytona Beach, Florida. The purchase price of the assets is approximately $34 million, subject to certain adjustments.
         The parties to the transaction also announced that ITT's wholly owned subsidiary, Palm Coast Utility Corporation (PCUC), has granted an option to the Company to acquire PCUC's water and wastewater utility assets in Palm Coast. PCUC provides services to approximately 12,000 customers in Flagler County, Florida. If the option is exercised, closing of the transaction will be subject to various regulatory approvals.


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                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             Minnesota Power & Light Company
                                            ---------------------------------
                                                      (Registrant)




April 9, 1996                                         D. G. Gartzke
                                            ---------------------------------
                                                      D. G. Gartzke
                                             Senior Vice President - Finance
                                               and Chief Financial Officer

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